Exhibit 4.3

COOPERATION AGREEMENT

BETWEEN

PERUSAHAAN PERSEROAN (PERSERO)

PT TELEKOMUNIKASI INDONESIA Tbk

AND

PT. INDOSAT, Tbk

REGARDING

INTER-CONNECTION OF TELECOMMUNICATION NETWORK

OF TELKOM FIXED NETWORK AND INDOSAT FIXED NETWORK

NUMBER: l39/HK.810/DCI-A1000000/2007

NUMBER: 004/C00-CCO/LGL/2007

This agreement is entered and signed on today, Tuesday, 18th December 2007, in Jakarta, between the parties below:

I.

PERUSAHAAN PERSEROAN (PERSERO) PT TELEKOMUNIKASI INDONESIA Tbk, a company providing telecommunication service and network, duly incorporated and established under the laws of the Republic of Indonesia, having its domicile at Jalan Japati No. 1—Bandung 40133, based on KD.45/HK.240/SEK-30/2003 dated June 30, 2003, in this Agreement is legally represented by MUNADI, Executive General Manager of CIS division, hereinafter referred to as TELKOM,

II.	PT INDOSAT, Tbk., a company providing a telecommunication service and network, duly incorporated and established under the laws of the Republic of Indonesia, having its domicile at Jalan Medan Merdeka Barat No. 21—Jakarta 10110, based on the Managing Director’s Power of attorney No. 235/IBO/LGL/07-POA dated December 13, 2007, in this Agreement is legally represented by NOOR S.D.K. DEVI, as Group Head Wholesale & Carrier Relations, hereinafter referred to as INDOSAT.

For the purpose of this Agreement, TELKOM and INDOSAT are also referred to as “the Party” respectively, and collectively “the Parties”.

By having considered and taken the following points into account:

a.

that TELKOM already holds the nation-wide License for Fixed Network operation and Basic telephony service operation, based on the Communications Minister’s decree number: KP. 162 of 2004 regarding the License of Fixed Network operation and Basic telephony service operation for PT Telekomunikasi Indonesia Tbk (Persero) dated May 13, 2004;

b.

that INDOSAT already holds the nation-wide License for Fixed Network operation and Basic telephony service operation, based on the Communications Minister’s Decree Number: KP. 203 of 2004 regarding the License of Fixed Network operation and Basic telephony service operation for PT Indosat, Tbk;

c.	that TELKOM already has the Inter-connection offering document (DPI), hereinafter shall be referred to “DPI TELKOM”;

d.	that INDOSAT already has the Inter-connection offering document (DPI), hereinafter shall be referred to “DPI INDOSAT”;

e.	that the Parties have signed the following agreements:

1)

Cooperation Agreement between TELKOM and INDOSAT Number: PKS.162/HK.810/OPSAR-00/2002 – Number: 26/DNI/HK.720/02 dated September 3, 2002 regarding the Cooperation Agreement on TELKOM’s fixed network (FIXED NETWORK) and Indosat’s local Fixed network (FIXED NETWORK) inter-connection as well as the settlement on Financial Rights and obligations of Inter-connection, as lastly added by the first Addendum Number: Tel.56/ HK.810/JAR-30/2005 – Number: 065/I00-ICO/REL/05 dated Mach 31, 2005;

2)

Cooperation Agreement between TELKOM and INDOSAT Number: K.TEL.127/ HK.810/ENT-30/05—Number: 242/100-ICO/LGL/05 dated September 23, 2005 regarding the Inter-connection of local fixed network and distant and international fixed network, as well as the settlement on Financial Rights and obligations of Inter-connection, as lastly added by the first Addendum Number: 41/HK.820/CISC-00/2006—Number: 005/ C00-CC0/GL/06 dated July 13, 2006;

3)	Operational Cooperation Agreement (PKSO) on the inter-connection of TELKOM’s PSTN network and INDOSAT’s local fixed network and International fixed network as follows:

i.	PKSO Number: K.TEL 135/HK.810/NET-83/02 and Number: 132/GND/HK.810/02 dated October 14, 2002 between TELKOM’s Network division and INDOSAT;

ii.	PKSO Number: K.TEL.140/HK.810/NET-80/99 and Number PKS.321/NHP/HK.720/99 dated November 4, 1999 between TELKOM’s Network division and INDOSAT;

iii.	PKSO Number: K.TEL.056/HK.810/NET-80/1999 and Number PKS.001/STL/INT/111/1999 dated March 25, 1999 between TELKOM’s Network division and SATELINDO (presently INDOSAT);

as lastly amended by the Second Amendment to the Cooperation Agreement on FIXED NETWORK TELKOM and FIXED NETWORK INDOSAT inter-connection, Number: 102/HK.820/DCI-A1000000/2006—Number: 027/C00CC0/LGL/06 dated December 28, 2006, which would expiry on December 31, 2007, hereinafter shall be comprehensively referred to as “Interconnection PKS (Cooperation Agreement)”;

f.

that for the enactment of cost based PERMEN 08/2006 comprehensive tariff as provided in the DPI of the Parties, and by still prioritizing service improvement for the telecommunication service users, the Parties intend to inter-connect the telecommunication networks they are operating as such that the telecommunication service users of the Parties may cross-communicate or cross-utilize the telecommunication services operated by the Parties.

TELKOM and INDOSAT agree to bind each other in a “Telecommunication Network Inter-connection Agreement” (hereinafter shall be referred to as “Agreement”), with the terms and conditions as formulated in the following articles:

CHAPTER I – GENERAL TERMS

Article 1 – The meanings

Unless otherwise expressly defined, the Parties agree to have the meaning of the words, and/or terms used in this Agreement in accordance to the meanings contained in Supporting Document E (on “Definition and interpretation”)

Article 2 – Scope of inter-connection

2.1

The Parties agree to establish an inter-connection between FIXED NETWORK TELKOM and FIXED NETWORK INDOSAT, inclusive the delivery of Inter-connection calls of various JASTEL between JARTEL of the Parties.

2.2

In respect of the inter-connection between JARTEL of the Parties as referred to in Article 2.1, each Party is obliged to open each other all Prefixes and/or Access Codes used legally and activated by the other Party, of opening the block of relevant Customers’ numbers and/or office code as such so every User/Subscriber of each Party, by paying attention to the terms and conditions under this Agreement, is able to

a.	call and/or receive a call from the other party’s subcribers’ numbers;

b.	utilize the features that can be functioned for Inter-connection calls, such as SMS, call forwarding, and similar;

c.

access or utilize various types of JASTEL inherent to the other Party’s JARTEL, whether such JASTEL is operated solely by the concerned Party, or operated under cooperation with a third party, including but not limited to, access to SLI, Value Added Service.

2.3

The utilization of JASTEL features and access as referred to in Article 2.2.b and 2.2.c can only be done when such facility has been, by technical and business terms, agreed and spell-out in this Agreement.

2.4

Access from the Users of either Party to the services operated by the other Party, other than those mentioned in Article 2.2 is permissible based on the Parties’ mutual consent spell-out in this Agreement.

2.5

Should there be no technical and business constraints and under the mutual consent of the Parties, in case that TELKOM has entered an inter-connection agreement with any third party, then TELKOM will open such inter-connection so that between the Users of FIXED NETWORK INDOSAT and the same of such third party’s JARTEL can make an Inter-connection Call each other through FIXED NETWORK TELKOM.

Article 3 – The Term

3.1.

This Agreement shall be valid for 2 (two) years duration from January 1, 2008 and can be extended or terminated prior to the expiry of its term based on the Parties’ mutual consent spell-out in the form of an Amendment/Side letter.

3.2.

This Agreement may be evaluated once in every 6 (six) months to meet the technical and/or business requirements in the context of supporting the smoothness of cooperation in the current year and/or its expansion in the next year.

3.3.

By the expiry of the Agreement, then all rights and obligations of either Party which aren’t performed yet till the expiry of this Agreement, will remain be obliged to fulfill by such Party in accordance to the provisions hereunder.

3.4.

For the sake of maintaining the service to either party’s Users, any calls from a Party’s Users to those of the other Party shall be delivered through the other network operators being inter-connected to either Party.

CHAPTER II THE PARTIES’ REQUIREMENTS

Article 4 – Good Intention

Either party warrants another Party, that its side will perform this Agreement by good intention and honestly. Neither provisions and/or interpretations on any provision in this agreement nor any un-clarity of the same will be used by either Party to take an unreasonable advantage and causes damage to the other Party.

Article 5 – Independent Company

Each Party hereby affirms that its side is an independent company and doesn’t act as or on behalf of any third party, and assumes full responsibility on any acts that it takes both in the composing and implementation of this Agreement.

Article 6 – rights and obligations of TELKOM

6.1.	In addition to the obligations contained in the other Articles of this Agreement and/or any relevant Supporting Documents, TELKOM is obliged to:

a.	Conduct the Inter-connection billing process for the purpose of inter-connection settlement

b.	Pay any costs being INDOSAT’s rights, consisting of Inter-connection Cost, billing and collecting to the Users as well as any potential bad debt to TELKOM’s service provision used by INDOSAT’s Users.

c.

Carry out the points mutually agreed in the billing and collecting mechanism in relation to TELKOM’s service access by the Users of FIXED NETWORK INDOSAT or INDOSAT’s service access by the Users of FIXED NETWORK TELKOM, as contained in the Supporting Document B (on “Billing and payment”)

d.	Pay any costs being INDOSAT’s rights in respect of the agreement in such billing and collecting mechanism referred to in point c.

6.2.	In addition to the rights contained in the other Articles of this Agreement and/or any relevant Supporting Documents, TELKOM is entitled to:

a.	Receive the payment of Inter-connection cost being TELKOM’s right.

b.	Determine the amount of collectible rates on all of TELKOM SLI, IN services and/or other services imposed to such service Users at FIXED NETWORK INDOSAT.

c.	Receive the payment of services revenue being TELKOM’s right as referred to in letter b.

d.	Receive the payment on any costs being TELKOM’s right in respect of the agreement in billing and collecting mechanism contained in the Supporting Document B (on “Billing and payment”).

Article 7 – Rights and Obligations of INDOSAT

7.1.	In addition to the obligations contained in the other Articles of this Agreement and/or any relevant Supporting Documents, INDOSAT is obliged to:

a.	Conduct the Inter-connection billing process for the purpose of inter-connection settlement.

b.

Pay any costs being TELKOM’s rights, consisting of Inter-connection Cost, billing and collecting to the Users as well as any potential bad debt to INDOSAT’s service provision enjoyed by TELKOM’s Users.

c.	Carry out the points mutually agreed in the billing and collecting mechanism in relation to TELKOM’s service access by the Users of FIXED NETWORK INDOSAT or INDOSAT’s service access by the users of FIXED NETWORK TELKOM, as contained in the Supporting Document B (on “Billing and payment”)

d.	Pay any costs being TELKOM’s rights in respect of the agreement in such billing and collecting mechanism referred to in point c.

7.2.	In addition to the rights implied and expressed in the other Articles of this Agreement and/or any relevant Supporting Documents, INDOSAT is entitled to:

a.	Receive the payment of Inter-connection Cost being INDOSAT’s right.

b.	Determine the amount of collectible rates on all of INDOSAT SLI, IN services and/or other services imposed to such service users at FIXED NETWORK TELKOM.

c.	Receive the payment of services revenue being INDOSAT’s right as referred to in letter b.

d.	Receive the payment on any costs being INDOSAT’s right in respect of the agreement in billing and collecting mechanism contained in the Supporting Document B (on “Billing and payment”)

Article 8 – Representation and Warranty

8.1.

Each Party warrants and declares that its side is fully authorized (both the individual representing either Party and the company as a legal entity) to bind itself in this Agreement and perform the rights and obligations pursuant to the provisions of this Agreement, and that either Party has taken necessary steps to obtain a legal authority on its binding and the implementation of this Agreement.

8.2.

Each Party warrants that its side possesses the financial resources needed to fund the obligations and perform this Agreement, and warrants that neither burden, responsibilities, shared responsibilities, obligations nor operational or activity restrictions of such Party declaring this warrant shall prevent or disturb the performance of obligations under this Agreement.

8.3.

Each Party warrants that none of the self-binding and implementation of this Agreement will breach any debt agreement or other covenants, nor it will be a breach on such agreements in which the Party giving this warrant included.

8.4.	As the requirements for the Parties to bind themselves in this Agreement, each Party promises, warrants and declares to the other Party that:

a.

The concerned party and its officers, commissioners, employees and agents or its representatives, or any individuals or entities affiliated to it either directly or indirectly, in performing this Agreement, are obliged to at any time obey the applicable statutory provisions in Indonesia.

b.

This Agreement is legally entered and executed by the concerned Party and constitutes a legally effective and binding Agreement in accordance to the applicable statutory provisions in Indonesia, and none of the binding and entering or execution of this Agreement’s provisions will be in conflict or causing legal violation.

c.	The concerned Party is obliged to submit the reports required under the statutory provisions and to pay all of due taxes in respect of the payments from the Company to the other Party.

Article 9 – Information Provision and Confidentiality

9.1.	Each Party is obliged to provide any relevant information needed by the other Party to build and perform the inter-connection under this Agreement.

9.2.

The Parties agree to treat all information exchanged between them as something confidential (“Confidential Information”). Therefore, the Parties will not disclose such information to anyone, either in part or as a whole, except for those expressly permitted in Article 9.4 below.

9.3

Neither Party is permitted to use a Confidential Information for other purpose except for the implementation of this Agreement, including among others using it to get advantage for any entities, without obtaining a written approval from the Party to which such Confidential Information belongs.

9.4.

The Parties may disclose a Confidential Information only to the shareholders, board of directors, board of commissioners of either Party, employees of either Party directly connecting to the composing and implementation of this Agreement, the advisors and consultants of either Party due to their professions and suppositions to know such Confidential Information both for the purpose of implementing and reviewing this Agreement and the preparation of various mandatory reports, as well as to any related officials of governmental instances and the court as one of evidences for the settlement of a dispute.

9.5	The Parties agree to exempt any Confidential Information delivered by the owner of such Confidential Information to the receiver of the same as not confidential anymore when:

a.	It has been a public domain before or during the signing of this Agreement;

b.	It is received from a third party who obtained the information legally from the owner of such Confidential Information and is not obliged to keep it confident;

c.	It is already known by the receiver of Confidential Information before such Confidential Information is disclosed;

d.	It has been disclosed by one of the Parties to the other Party without any prohibition/restriction to disclose such Confidential Information;

9.6.

The Parties agree that the provisions on confidentiality as contained in this Article remains in effect for the period defined under the prevailing terms. In case that the arrangement on such period does not exist yet, then it is agreed a duration of 10 (ten) years since the expiry date of this agreement under any reasons whatsoever, without limiting either party’s rights to use the Confidential Information belongs to it.

9.7.

Whenever needed, at the time this Agreement expires/terminated under any reasons whatsoever, both Parties may agree each other to cross-submitting all of the Confidential Information which have been exchanged and/or informed during the term of this Agreement.

9.8.	The provisions above shall not apply to the original ones only, but also to their copies, reproductions, summaries and parts of them.

9.9.

For the national interest, whenever requested by the authority, either Party may provide such Confidential Information to the related Government instances and/or Law Enforcement Apparatus by sending a written notification to the other Party.

9.10.	Should there be an allegation of information confidentiality leakage by one of the Parties, the owner of such information shall have the right to ask for the other Party’s statement.

9.11.

If it is proven that there has occurred the leakage of information supposedly to be kept in confidentiality, then the owner of such information has the right to request and the Party leaking it is obliged to make all necessary efforts to terminate the leakage and minimize the impact of such leakage no later than 7 (seven) calendar days since the receipt of official notification of the leakage from the Party in possession of the information.

9.12.

If such obligation in Article 9.11 is not performed, then the Party in possession of the leaked information may terminate the implementation of this Agreement temporarily, until the performance of such obligation under Article 9.11.

Article 10 – Intellectual Property Rights

10.1.	The Parties agree that the intellectual property rights arising from and for the duration of this Agreement remain in the possession of the party who created or owns such rights.

10.2.	The Parties agree that this Agreement is not entered with the purpose of amending and/or transferring any rights, a license and/or any intellectual property belonging to a Party to another.

Article 11 – The Delegation Of Rights Or Obligations

11.1.	This Agreement is in effect and binding on the Parties who signed it, their successors, and for those who get benefits of.

11.2.	Neither Party may delegate its rights and obligations to any third party unless approved in writing by the other Party.

Article 12 – Relieve

12.1.

The failure of a Party to perform one or several of its obligations under this Agreement shall not prevent the other Party from performing the same and the Party who failed to perform its obligations must keep taking all efforts to perform such obligations and bear all of costs incurred from such failure.

12.2	The absence of claim by a party on any breach on a provision of this Agreement which is made by the other Party does not constitute a relieve to avoid performing such provision.

Article 13 – Responsibilities On Negligence

13.1.	The negligence of a Party directly causing damage to the other Party’s equipment which results in the losses of the other Party becomes the negligent Party’s responsibility.

13.2.	The responsibility in the form of indemnification on the negligence as referred to in Article 13.1 only applies to the losses of goods or equipment to be fully indemnified by the negligent Party.

13.3.	Such responsibility as mentioned in Article 13.1, and 13.2 does not apply if the damage or losses suffered by a Party arising from a deliberated act or negligence of a third Party.

Article 14 – Consultation/Coordination Forum

14.1.

The Parties agree to form a consultation/coordination forum which to hold periodical meetings to settle various problems that emerge in connection to this agreement, including but not limited to the Technical Meeting, the members of which are the representatives of each Party.

14.2	Any costs incurred from the establishment of such consultation/coordination forum, including the meeting costs, become the responsibility of each Party.

Article 15 – Notification Letter And Representatives Of The Parties

15.1.	For the performance of this Agreement, TELKOM and INDOSAT agree to appoint the representatives of each party as follow:

TELKOM	: Executive General Manager of CIS Division
Address	: Menara JAMSOSTEK Building 10th floor
Jl. Gatot Subroto Kav. 38
Jakarta 12710
	Telephone	: 021-52917007
	Facsimile	: 021-52892080

INDOSAT

Administration	: Group Head Wholesale & Carrier Relations

Address	: KPPTI Building, 13th floor

Jl. Medan Merdeka Barat No. 21 Central Jakarta, 10110

	Telephone :	021-3869639

	Facsimile :	021-3848107

Finance & Payment	: Group Head Treasury

Address	KPPTI building, 19th floor

Jl. Medan Merdeka Barat No. 21 Central Jakarta, 10110

	Telephone :	021-3869680

	Facsimile :	021-3847104

15.2.

All of notifications, correspondences, requests, approval necessary or permitted to be sent to the other Party based on the provisions in this Agreement (hereinafter shall be referred to as “Notification”) must be made in Indonesian language and in writing, delivered in person or through courier service (each with a signed receipt) or sent by facsimile with the sending of confirmation report be addressed to the representatives as referred in Article 15.1.

CHAPTER III – TECHNICAL AND OPERATIONAL PROVISIONS

Article 16 – Technical Requirements And Inter-connection Standard

In establishing the Inter-connection, each Party is obliged to meet the technical requirements and Inter-connection standard as contained in the Supporting Document A (on “Planning and operation”).

Article 17 – Provision of equipment, Inter-connection Link and FPI

17.1.

Inter-connection shall be made at the Inter-connection Point which constitutes a meeting point between the inter-connection transmission network (Inter-connection Link) which connects the Gateway (SG) of each Party.

17.2.

Each Party, at its-own cost, is obliged to provide an Inter-connection Link, including all of the equipment, transmission network, interface, and any necessary supporting facilities at each JARTEL’s side up to the Inter-connection Point.

17.3.

Should one of the parties have no Inter-connection Link that must be provided, then such Party is obliged to prioritize the usage of the other party’s transmission network by the way of renting according to the terms and conditions applicable for telecommunication network rent in general.

17.4.	Each Party is obliged to provide FPI (Important Facilities for inter-connection) in favor of the other Party who needs such FPI, as long as there is no technical and business constraint.

17.5.

The terms and conditions for the FPI usage shall follow the provisions on Inter-connection Capacity arrangement as contained in the Supporting document A.6 (on “The Order And Provision Of inter-connection Capacity”).

17.6.	In the implementation of FPI as referred to in Article 17.5, the Parties agree to use the terms and conditions as provided in the Cooperation Agreement on Sartel or Sarpen Utilization.

Article 18 – The Estimation On Inter-connection Capacity

18.1.

The Parties are obliged to provide each other with the information on the estimation of Inter-connection Capacity needed by each Party from time to time according to the requirements based on the interconnection traffic interest.

18.2.	Based on the estimated capacity as referred to in Article 18.1, the Parties will hold a technical meeting to decide on the addition/reduction of such Inter-connection Capacity.

18.3.	The mechanism of such technical meeting is contained in the Supporting Document A.12 (on “The Implementing Manual Of Inter-connection Operation And Maintenance”).

18.4.

The Agreement result from such Technical Meeting will be spelled-out in the Minutes of Technical Meeting signed by the representatives of the Parties and constitutes an inseparable part of this Agreement.

18.5.

The provisions on Inter-connection Capacity arrangement between FIXED NETWORK TELKOM and FIXED NETWORK INDOSAT is contained in the Supporting Document A.6 (on “The Order And Provision Of Inter-connection Capacity”).

Article 19 – Numbering

The numbering system used by each Party in the implementation of this Agreement must be based on the provisions of National FTP and follow the provisions as contained in the Supporting Document A (on “Planning and operation”).

Article 20 – Calling Line Identification = CLI

20.1.

Each Party is obliged to make sure that for each Inter-connection call, JARTEL at originating side sends CLI to JARTEL at both transit side and termination side, except for the calls coming from foreign countries which implementation shall follow the applicable international rules.

20.2.	The Party who receives CLI is only permitted to use such CLI information for the following needs:

a.	Traffic management and CRD (Call Data Record);

b.	Billing management;

c.

Administrative requirements acceptable in telecommunication industrial practices, which include the tracing of a call, identification of a call made with bad intention and various forms of statistical compilations in respect of call origination;

d.	Displaying CLI to the customers;

e.	Various activities in relation to the customer’s requests and/or inquiries;

f.	Preventing and detecting any fraud;

Article 21 – Quality Of An Inter-connection Call

Each Party is obliged to make all efforts so that the JARTEL under its responsibility always reaches the Targeted Performance of Inter-connection call service by referring to the Supporting Document A.12 (on “The Implementing Manual of Inter-connection Operation And Maintenance”).

Article 22 – The Installation Of Equipment And The Trial Test Of Inter-connection System

22.1.

Any installation, connection of equipment and/or system of either party to the equipment and/or system of the other party must obtain an approval from each party’s authorized officials / officers at the site.

22.2.

Any opening of a new Inter-connection at an Inter-connection site including installation, connection of equipment and/or system of either Party to the equipment and/or system of the other Party must be implemented through an Inter-connection System Trial Test mechanism/phase contained in the Supporting Document A.11 (on “Implementing Instructions On Inter-connection System Trial Test”).

22.3.

Any costs incurred during the implementation of Inter-connection System Trial Test become the full burden and responsibility of the Party having the interest in such installation, connection of equipment/system, or opening of a new Inter-connection at a site.

22.4.	Such costs as referred to in Article 22.3 must be paid in full no later than 14 (fifteen) calendar days since the receipt date of the billing on such Inter-connection System Trial test costs.

Article 23 – Modification Of System/Sub-system

23.1

If one of the parties (“The Party Doing The Modification”) will conduct the relocation, replacement or modification on its system and/or sub-system, which includes but not limited to transmission equipment, central equipment, and terminal in such a way so that the system and/or sub-system of the other party (“The Party Receiving The Modification”) must also be replaced or modification or may be affected its performance, then such Party Doing the Modification is obliged to send a notification in writing to the other Party within no later than 3 (three) months prior to the implementation date of such relocation/replacement/ modification. Soon after such notification received, each Party is obliged to send the information requested by the other Party including, if possible, the potential impact on the other Party’s system.

23.2.

The Party Receiving the Modification is obliged to notify the Party Doing the Modification on any modifications needed by detailing the estimated cost required in respect of such modification calculated on reasonable costs in accordance to the good engineering practices within no later than 10 (ten) business days after the receipt of such notification.

23.3.

If The Party Doing the Modification agrees on such modifications required and agrees on the estimated modification costs (if any), then within 3 (three) months after the date of notification as referred to in Article 23.2, the Parties are obliged to agree on the planned implementation of the System Modification in writing, and the Party Receiving the Modification is obliged to perform such modification in accordance to the agreed plan and estimated costs.

23.4.

If the Party Doing the Modification does not agree on such modification required and/or estimated costs as referred to in Article 23.2 (if any), such Party Doing the Modification is obliged to notify the Party Receiving the Modification, and the Parties agree to treat this problem as a Dispute. Whether the Party Doing the Modification is obliged to implement such system modification or not shall be decided on the basis of the Dispute settlement award.

23.5.	When such system/sub-system modification completed, the Party Receiving the Modification shall deliver the invoice to the Party Doing the Modification with the billing amount not exceeding the agreed estimated costs. If the costs required are proven lower than such agreed estimated costs, then the payment shall be made at the amount of such required costs. Reversely, if the required costs are proven higher than the agreed amount of estimated costs, then the payment must be made at the amount of such agreed estimated costs.

23.6.	Each Party is obliged to bear the costs incurred due to such system replacement/modification if:

a.	The Parties agree in writing to replace / modify each system/sub-system for the mutual benefit; or

b.	Such system replacement/modification is needed to enforce the technical standard defined in regulations.

23.7.

If such system/sub-system modification on one or both Parties causing some Technical Specifications as contained in Supporting Document D (on “Technical Specifications”), then each Party is obliged to firstly make a modification on such Supporting Document in the form of a Minutes before it is implemented such system/sub-system replacement/modification which is then spelled-out in an Amendment/Addendum during the implementation of such amendment on this Agreement.

Article 24 – Operation And Maintenance

24.1.

The physical limitations of operation and maintenance responsibility on the Inter-connection equipment of either Party is The Inter-connection Point, as referred to in the Supporting document A part E (on Inter-connection Point and Gateway) of this Agreement.

24.2.	Each Party is obliged to make all efforts to warrant and improve the delivery quality of Inter-connection Call by doing the operation and maintenance activities as well as possible.

24.3	In an effort to realize the achievement and improvement of service quality standard to the Customers of each Party, the Parties agree to:

a.	Provide each other with information and data of Inter-connection Link traffic measurement between the Gateway of each party.

b.	Define the benchmark of technical parameters and network access service in measurable way and within a specific period in accordance to the conditions expected.

24.4	The Parties agree to organize a collective operation and maintenance in overcoming daily disturbance and the Disaster Recovery System for any disturbance arising from a Force Majeure.

24.5

The Implementation Instructions on Inter-connection Operation and Maintenance are contained in the Supporting Document A.12 (on “The Implementing Manual Of Inter-Connection Operation And Maintenance”).

Article 25 – System Protection And Security

Each Party shall be fully responsible for the security of its system operation, and is obliged to take any necessary steps so that the operation of such system will not:

a.	Danger the health and safety of employees, contractor, workers, agents or customers of the other Party;

b.	Damage, disturb, or cause trouble on the system operations belonging to the other Party.

CHAPTER IV – FINANCIAL PROVISIONS

Article 26 – Service And Tariff

26.1.

Each Party shall provide Inter-connection service/services as well as various other service/services in respect of this Agreement, including the list of tariffs of each service/services it runs as contained in Supporting Document C (on “List of Inter-connection Service And Prices”).

26.2.	Each Party may change, add, reduce or replace the list of service/services and tariffs as referred to in Article 26.1 through letter of notification, to the other Party and such new tariffs will be in effect no later than 30 (thirty) days since the date of such notification letter, with the provisions:

a.	For the tariffs of service/services that must obtain a prior approval from the Regulator, then the enactment of such tariff changes must be legalized first by the Regulator.

b.	For the tariffs of service/services that do not need Regulator’s approval, the enactment of such tariff changes must follow the procedure below:

1)

The party wishing the change of tariffs shall send a written notification on the “Proposal on Price Change”. In Such Proposal on Price Change it must be included the change of types and prices of service/services proposed including the enactment time, as well as the reasons on the requirement of such price change;

2)

Within no later than 5 (five) business days after receiving such notification, the proposal receiving Party is obliged to notify the party submitting such proposal that it has received such Proposal on Price Change;

3)

The Party receiving the proposal is obliged to respond such Proposal on Price Change (to approve or refuse) within no later than 15 (fifteen) business days after it was issued the notification as referred in point 2);

4)	When required, the Parties may hold a negotiation within no later than 5 (five) business days after it is issued the refusal notification as referred to in point 3);

5)	If such Proposal on Price Change is approved or if there is reached an agreement of price negotiation, then such new tariffs will be in effect as per the next fiscal year (after an approval);

6)

If there occurs a refusal and/or the negotiation did not reach an agreement up to the time limit of 15 (fifteen) Business Days, then both Parties are obliged to settle it in accordance to the procedure set out in the Frame-work on the Settlement of Inter-connection Dispute stipulated by the Regulator. During such Inter-connection dispute settlement process, the Parties agree to go on with the service/services under dispute based on the existing provisions, while the enactment of new tariffs will refer to the decision of the Dispute Settlement;

7)	The Regulator’s decision on such dispute settlement as referred to in point 6) is final and binding on both parties.

26.3

Without prejudicing the applicability of provisions in Article 26.2 a and b, anytime there occurs a change, addition, reduction and/or replacement on the list of service/services and/or their tariffs as referred to in Article 26.1, then both Parties agree to amend the relevant Supporting Document with the Supporting Document containing the new list of tariffs which is included in the form of Minutes which is then spelled-out in an Amendment/Addendum during the implementation of such amendment on this Agreement.

Article 27 – Virtual Charge, Billing, And Payment

27.1.	Any provision of inter-connection Service/Services by a Party and is used by the other party shall be charged with the cost in accordance to the prevailing tariffs as referred to in Article 26.

27.2.

The mechanism of cost charging, billing, and payment, including the settlement of taxes/duties in respect of the implementation of this Agreement shall follow the provisions as contained in Supporting Document B (on “Billing and Payment”).

CHAPTER IV – MISCELLANEOUS PROVISIONS

Article 28 – Force Majeure

28.1.

Failure to perform or the delayed performance of part or whole provisions in this Agreement shall not be deemed as a breach on the Agreement if it is caused by a Force Majeure and is notified in writing to the other Party within no later than 7 (seven) calendar days since the occurrence of such Force Majeure.

28.2.

Negligence or delay of a Party in fulfilling its obligation to notify an occurrence of Force Majeure, may result in such incident referred to in Article 28.1 be not admitted by the other party as Force Majeure.

28.3.	All of the losses and costs suffered by a Party due to such Force Majeure incident shall not be the responsibility of the other Party.

28.4.	Force Majeure shall not be used as an excuse by the Parties to delay the obligation of payment to the other Party for any payment due prior to such Force Majeure incident.

28.5.

If such Force Majeure has taken place for more than 6 (six) months in succession, the Parties shall have the rights to terminate the Agreement on its sole discretion by sending a written notification to the other Party.

Article 29 – Governing Law

29.1.	This Agreement is entered, implemented and interpreted based on the statutory regulations and the law applicable in Indonesia.

29.2.

Anything which is not and/or not governed yet in this Agreement is subject to the legal provisions applicable on such Agreements in general, including but not limited to the Law of Agreement contained in Book III of Civil Code.

Article 30 – Fraud

30.1.	Either Party is not prohibited to commit a Fraud to other Party.

30.2.	If either Party is alleged as committing a Fraud by the other party, then such damaged Party may file a claim against the Party being alleged as doing the Fraud.

30.3	The Party being alleged as committing a Fraud must immediately make a clarification to the other Party by submitting some supporting evidences, including but not limited to traffic data, billing data, data on number of customers, at the latest of 14 (fourteen) calendar days since the receipt of such claim and the other Party shall have the right to:

a.

Postpone any request/addition of service, both new services and/or existing ones, including but not limited to the opening of new numbers/block of numbers, expansion of coverage/inter-connected service area, as well as other similar types of services until the settlement of such Fraud is reached.

b.	Reduce, isolate, and/or revoke such service causing the Fraud.

30.4.

If such Fraud allegedly comes from the individuals, other companies/legal entities, certain organizations who work or cooperate for the Party allegedly committing such fraud or its customers/users, then the clarification through the settlement of such Fraud will become the obligation and responsibility of the Party being alleged as doing the Fraud in accordance to the existing evidences.

30.5.	If within a period of more than 14 (fourteen) calendar days since the receipt of such claim as referred to in section (2) of this Article, the Party allegedly doing the Fraud does not make a clarification, then the other Party may file a petition properly as many as 3 (three) times to the Party being alleged as doing such fraud.

30.6.

If the alleged Fraud is proven, then the Party committing such Fraud must be responsible for the Settlement of Fraud and the Party being committed such Fraud shall be relieved from any claim and responsibility from any party.

30.7.

If in the settlement of such Fraud it is not reached an Agreement between both Parties, then such settlement must be done through the mechanism of dispute settlement as referred to in Article 33 of this Agreement.

30.8.

If the Fraud is proven as referred to in Article 30.7, then the Party doing such Fraud must pay indemnification and/or re-calculate the costs supposed to be paid to the party affected by the Fraud and/or any third party, if any.

30.9.

In addition to the sanction of indemnification as referred to in Article 30.8, the Party doing the Fraud can also be imposed a sanction of Agreement termination by sole discretion of the Party suffered such Fraud without having to wait for a Court’s decision having the permanent legal force, but does not eliminate the obligation of indemnification and other obligations supposed to be perform under this Agreement.

Article 31 – Breach On Agreement

31.1.

If the JARTEL or part of the JARTEL of a Party, due to a reason, may cause damage/technical disturbance on the JARTEL or part of JARTEL of the other Party, or causing dangerous threats on people’s safety, then such other Party is entitled to temporarily terminate (“Suspension”) the provision of Inter-connection service/services at the local site.

31.2.

If there occurs a material breach on one or more of the Articles in the Agreement by a Party (including but not limited to not paying off a payment already due), then the Party affected is entitled to apply a temporary termination (“Suspension”) on provision of such Inter-connection service/services or an early termination on this Agreement.

31.3.

The Party affected is obliged to send the “Suspension Notification” to the Party being alleged as committing the breach on some provisions of this Agreement after having found a strong reason to impose the suspension as referred to in Article 31.1 and 31.2.

31.4.	Such notification of suspension must contain the following points:

a.	Explanation on the occurrence of the things as referred to in Article 31.1 along with the location where such things occurred, or the existence of a breach as referred to in Article 31.2;

b.	The request for doing a remedy on the occurrence of such breach (if required);

c.	Explanation on further action to be taken if such requested act of remedy as contained in point b is not or failed to make;

31.5.

If the Party doing the breach failed to make remedial act as described in the notification of suspension within 20 (twenty) business days after the receipt of such notification (“Remedial Period”), then the affected Party is entitled to refuse to go on providing the Inter-connection service/services until the remedial act as described in the notification of suspension is performed by the breaching Party.

31.6.	The affected Party is obliged to cooperate and provide access permission to the Party committing the breach in the context of doing such remedial act required.

31.7.

The Party imposing the suspension is obliged to provide Inter-connection and/or connections service/services for the Party being imposed the suspension immediately after the things being the basis of such suspension act are over.

31.8.

If one of the parties commits a breach on the provisions provided in the Agreement and/or the supporting documents, then the Party committing such breach will be imposed a sanction as referred to in Article 32 of this Agreement.

Article 32 – Sanction

32.1.

In addition to the sanctions already provided in the other Articles of this Agreement, then the Parties agree that any breach on the provisions in this Agreement will be imposed a sanction, which may take the form of:

a.	Penalty sanction;

b.	Indemnification;

c.	Isolation, postpone or termination of Inter-connection service and/or services;

d.	Reduction of dimension;

e.	Postpone the request/addition of service both the new and/or existing services; and/or

f.	The termination of Agreement on sole discretion

32.2.

The other Party, prior to imposing the sanction as referred to Article 32.1 of this agreement on another, will firstly send a written warning properly as many as 3 (three) times with an interval time of 7 (seven) calendar days for each of such warning.

Article 33 – Dispute Settlement

33.1.	Any disputes arising from the contents, interpretation and implementation of this Agreement, shall be settled in deliberation to the farthest extent by the Parties.

33.2.

If the settlement as referred to in Article 33.1 can’t be reached within 60 (sixty) days, the Parties agree to settle such dispute by referring to the Frame-work of Inter-connection Dispute Settlement as contained in the Minister of Communication and Informatics’ (MENKOMINFO) Decree Number 8 of 2006 Appendix 5 or its amendments if any.

33.3.

If the settlement of such dispute as referred in Article 33.2 is not reached, then the Parties agree to settle it through the Indonesian National Arbitration agency (BANI) which decision is final and binding on the Parties.

33.4.	During the dispute settlement process, the Parties still bear their obligations to perform all provision in this Agreement.

Article 34 – The Termination of Agreement

34.1.	This agreement can be terminated by a party by sending a prior written notification to the other Party, if:

a.	One of the parties is declared as bankrupt based on the Court’s Decision having the permanent legal force;

b.	Any permits or licenses of network/ telecommunication service operation held by a Party, in part or as a whole, are terminated or revoked by the authority (the Government);

c.	Due to any reason, a Party is no longer a telecommunication network/service operator or dismissed by the authority;

d.

One of the Parties terminates its business activity (anything similar or those with same impact occur the concerned Party or on any legal entities controlling such Party) for a duration of more than 10 (ten) business days without any written notification to the other party.

e.	There occurs a Force Majeure condition which results in one of the Parties (or both) is unable to perform its obligations to the other Party, in succession for 3 (three) months.

f.	There occurs a Fraud which is proven as causing losses to one (or both) of the Parties.

g.	If the Party affected by a suspension failed to make a remedy within the maximum period of 3 (three) months, then the Party not doing the breach is entitled to terminate the Agreement.

34.2.

Either Party may at any time terminate this Agreement by its sole discretion by sending a written notification of termination to the other Party within no later than 3 (three) months prior to the desired date of termination if:

a.

Either Party wants the amendment on a part or the whole of provisions in this Agreement and/or the relevant Supporting Documents, but the other Party refuses without a proper reason (without negotiation) or after it has been conducted a negotiation in good intention for no less than 3 (three) months and it always meets a failure; or

b.

The other Party committed a breach on a part or the whole of provisions in this Agreement and/or the relevant Supporting Documents either deliberately or not for a succession of 3 (three) months without any remedy, with the provisions that such breach has been notified in writing by the affected Party as many as 2 (twice) times with a reasonable time interval; or

c.	Either party is unable or alleged as will not be able to pay its debt obligation already due to the other Party.

34.3.

For the termination of this Agreement, the Parties hereby agree to waive the provisions in Article 1266 of the Civil Law Code and release any rights arising from it if any, so that the termination of this Agreement on sole discretion of either Party can be made legally just by sending a written notification to the other Party, without having to wait for a Court’s Decision.

34.4.

If the statutory regulations or license of either Party mandates to establish an inter-connection with the Party whose agreement is terminated, then the Parties are obliged to conduct a negotiation in good intention to enter a new Inter-connection Agreement within a reasonable period. If there is not reached a new Agreement after such negotiation, then either Party is entitled to submit the settlement of its problem to BRTI according to the procedure and the Frame-work of Inter-connection Dispute Settlement.

Article 35 – Revocation of Claim

35.1.

If there is an inapplicable or not enforceable provision, then the Revocation of claim on a certain breach under this Agreement shall not be deemed as the revocation of claim on the breach on other provisions.

35.2.	The revocation of claim against a breach on this Agreement is not valid unless it is made in writing and signed by the Party revoking such claim.

Article 36 – Severable Provisions

36.1.

If any part of the provisions in this Agreement or part of its Supporting Documents due to any reason becoming not applicable or not enforceable, then such provisions will not cancel or affect the validity of the remaining provisions.

36.2.	If there are any provisions not applicable or not enforceable as referred to in Article 36.1, then the Parties agree to revoke such provisions.

36.3.	A disagreement to change such provisions as referred to in Article 36.2 shall not affect the applicability of the remaining provisions of Articles and the Agreement’s Supporting Documents.

Article 37 – Review and Stipulation By Regulator

37.1.	Either Party may propose an amendment to this Agreement by sending a Notification of Review to the other Party, in the event of:

a.	License of either party suffers a material change (either through amendment or replacement); or

b.	A material change occurs on the statutory regulations or national regulations; or

c.	This Agreement contains a possibility of review, or the Parties agree in writing on a need for a review on this Agreement; or

d.	There occurs a material change (including a law enforcement by regulatory institutions, merger, etc) which impacts (or be predicted as such) on the commercial or technical aspect of this Agreement; or

e.	This Agreement as a whole or part of it needs a re-consideration due to a certain reason (either technically or commercially).

37.2.	The notification of a Review must describe in detail various Articles and/or Supporting Documents in this Agreement that need to be reviewed.

37.3.

In case that the Parties are unable to reach an Agreement in respect of the review on this agreement, each party is obliged to settle it in accordance to the provisions of Inter-connection dispute settlement stipulated in Article 33 of this Agreement.

Article 38- Amendment

38.1.	Either Party may propose some suggestion of amendment and/or addition to this Agreement and the

Supporting Documents of the same by sending a notification to the other Party describing in detail the Articles and/or Supporting Documents to be amended.

38.2.

Any amendment already agreed by the Parties is effectively binding and constitutes integral part of this Agreement if spelled-out in writing in the form of Minutes/Amendment/Side Letter/Addendum and signed by the Parties.

38.3.

If the Parties are unable to reach an Agreement in respect of the evaluation on this Agreement, then each party is obliged to settle it under the provisions of Inter-connection dispute settlement stipulated in Article 33 of this Agreement.

Article 39 – Structure of Agreement’s Script

39.1.	The script of this agreement is divided into 2 (two) groups, i.e:

a.	The Articles being agreed on.

b.	All Supporting Documents, as contained in LIST OF SUPPORTING DOCUMENTS in Article 39.3.

39.2.	In case that there occurs a difference between the provisions in some different parts of this agreement, then the provisions to be obeyed by the Parties shall follow the order as follow:

a.	Articles in the agreement;

b.	Supporting Documents, as referred to in THE LIST OF SUPPORTING DOCUMENTS.

39.3.	The Supporting Documents of this Agreement are as contained in LIST OF SUPPORTING DOCUMENTS as follows:

a.	Supporting Document A : Planning and Operation

1)	Supporting Document A1	:	TELKOM Network Information.

2)	Supporting Document A2	:	INDOSAT Network Information.

3)	Supporting Document A3	:	Interconnection Configuration

4)	Supporting Document A4	:	TELKOM Number Block

5)	Supporting Document A5	:	INDOSAT Number Block

6)	Supporting Document A6	:	Ordering and Providing The Interconnection Capacity

7)	Supporting Document A7	:	Data Change Management

8)	Supporting Document A8	:	TELKOM Table Rating

9)	Supporting Document A9	:	INDOSAT Table Rating

10)	Supporting Document A10	:	Call Scenario

11)	Supporting Document A11	:	Implemental Directives on Interconnection System Trial and Error

12)	Supporting Document A12	:	Implemental Directives on Interconnection Operation and Maintenance

13)	Supporting Document A13	:	Signaling Transfer Point (STP Working)

14)	Supporting Document A14	:	Joint Planning Session

b.	Supporting Document B	:	Invoicing and Payment

c.	Supporting Document C	:	List of Interconnection and Price Service

d.	Supporting Document D	:	Technical Specification

e.	Supporting Document E	:	Definition and Interpretation

39.4.	The Supporting Documents as referred to in Article 39.3 constitute an inseparable part and have the equal legal force with this Agreement.

Article 40 – Closing Provisions

40.1.

Anything not sufficiently governed in this Agreement will be settled through the negotiation between TELKOM and INDOSAT, and the result to be spelled-out in writing in the form of a separate agreement or Amendment/Addendum to this Agreement which must be treated as an integrity, and constitutes as an inseparable part of, and has the equal legal force with this Agreement.

40.2.	All of the terms and conditions in this Agreement are applicable and binding on the Parties who signed it, their successors and those who get benefit from.

40.3.

The Partied agree that the settlement of rights and obligations of each Party prior to the effective date of this Agreement shall be made within no later than 3 (three) months starting from the effective date of this Agreement, based on the provisions in PKS of Inter-connection.

40.4.	Once this Agreement becomes in effect, then the Inter-connection Agreement as referred to in Consideration point e of this Agreement, is declared as revoked and not effective any longer.

40.5.	This Agreement is made in 2 (two) original duplicates, each having the same contents, duly stamped and having the equal legal force after having been signed by the representatives of each Party.

In witness whereof, this Agreement is entered in good faith and to be implemented to the best possible extent by the Parties.

PT Indosat, Tbk.	PT TELKOM INDONESIA Tbk

[signed]	[signed over a Revenue Stamp Rp 6,000]

NOOR S.D.K. DEVI	MUNADI

GH Wholesale & Carrier Relations	EGM of CIS Division

I, Rahmi Yunari Ali, SS, an authorized and sworn translator, by virtue of Decision of Governor of DKI Jakarta No. 2238/2004, do hereby declare that on this day Monday, April 21, 2008, I make the translation of this document in accordance with the Indonesian version thereof.

DEFINITION AND INTERPRETATION

Definitions: unless the context defining otherwise, in the Agreement the words which are begun with capital letter and defined as below will have the following meanings:

1.

“Service Area” is an area which is identified by 1 (one) Area Code (for JARTAP (Fixed Network)) and 1 (one) or several blocks of certain numbers (for JARBERSEL (Cellular Mobile Network)) each of which having one Loading point (PoC);

2.	“Numbering Area” or “Local Area” is a limited geographical area which constitutes a service area for a numbering system in JARTAP operation;

3.	“Inter-connection Charge” is the costs incurred as the consequence of Inter-connection call service (traffic based) which must be paid by one JARTEL operator to another;

4.

“Other Charges” is the costs other than Inter-connection Charge in relation to the usage of co-location facility, network, facilities/infrastructure, human resources and/or other services in respect of the Inter-connection agreement implementation that must be paid by a Party to another;

5.	“Minutes of Temporary Reconciliation” is the

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reconciliation’s outcome document which is used as the basis of a temporary settlement (not final yet) regarding the rights and obligations on Inter-connection Cost, which contains the figures of the rights on Inter-connection Cost both the one already admitted and another not/not admitted yet by the other Party;

6.

“Minutes of Reconciliation” is the reconciliation’s outcome document which is used as the basis of a final settlement regarding the rights and obligations on Inter-connection cost of the Parties, containing the figures admitted already by the counterpart side (the Party having the obligations to meet) as the continuation of a Minutes of Temporary Settlement or a Minutes of Temporary Reconciliation;

7.

“Minutes of Temporary Settlement” is the settlement’s outcome document regarding the data of rights of either party and the other Party’s obligations on the inter-connection cost which part of the data is not admitted yet because it is not deemed as true and must be made further examination on, yet it can still be used as the basis for a temporary payment on the rights and obligations of an Inter-connection Cost.

8.	“Minutes of Settlement” is the settlement’s outcome

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document regarding the data of rights of either Party and the other Party’s obligations on the Inter-connection Cost already admitted and deemed as true and is used as the basis for a settlement of rights and obligations on the Inter-connection Cost of each Party for certain period;

9.

“Receivables Administration Cost” is the costs to be paid by a JASTEL Operator to a JARTEL operator in respect of the outstanding receipt of Customers’ JASTEL invoices by the JARTEL Operator who provides an access network to such Customers due to an Inter-connection Call;

10.

“Inter-connection Cost” is the financial compensation on the provision of an Inter-connection service by the first network operator to a second network operator, which is defined based on the concept of call originating cost, Transit and call termination cost;

11.	“Co-location Cost” is all costs for the usage of space, tower, and or cable duct for the co-location of sets and or equipment for inter-connection purpose;

12.

“Collection Fee” is the collection service fee paid by a Party to another in respect of the receipt of payment from the customers of either Party in relation to the usage of the other Party’s JASTEL due to an Inter-connection Call;

13.	“Network Rental Cost” is all costs of renting a network

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or its segment/element for Inter-connection needs (e.g. Inter-connection Link) which is rented from the other Party;

14.

“Termination Cost” is all of Inter-connection Charges being the responsibility and must be paid by a JARTEL Operator for the delivery of Inter-connection Calls which are terminated to the other JARTEL operator who becomes the destination of such calls;

15.

“Transit Cost” is all of Inter-connection Charges being the responsibility and must be paid by a JARTEL Operator for each Delivery of Inter-connection Call through the segment/element of a transit network (segment/element of medium network) which belongs to another JARTEL Operator;

16.

“Bill Period Closure” is a provision stating that the data of Inter-connection traffic and/or connection traffic presented by each Party is not possible to be settled in several times of reconciliation made, therefore it must be agreed to close according to the data of the collecting Party (who has the rights on the Inter-connection cost) and not re-modified after an agreed certain period has passed;

17.	“Inter-connection Billing” is an inter JARTEL Operators billing which is used as the basis for the calculation settlement of an Inter-connection rights and obligations

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payment resulting from a CDR incoming and outgoing call rating that contains the number of calls, quantity of duration, and amount of money stated in IDR within a certain fiscal month;

18.	“Call Data Record” (“CDR”) is the record of Inter-connection Calls data which is needed for the calculation process of an Inter-connection Billing;

19.	“Call Scenario” is various possibilities of Inter-connection Call types which can be served by a Gateway, both direct and transit call types starting from the originating side to the termination side;

20.	CCS#7” (“Common Channel Signaling Number Seven”) is the common channel signaling system according to the Recommendation of ITU-T Q767;

21.

“Inter-connection Dimension” is the number of/circuit capacity/channel between TELKOM’s Gateway and PARTNER’s Gateway which is used for the delivery of Inter-connection calls traffic, typically in E1 unit;

22.	“Director General” (or “DIRJEN”) is a Director General whose scope and responsibilities include the Telecommunication sector;

23.

“Infratel Division” is the JARTAP TELKOM management unit from the Local Exchange central local) side, Secondary Toll Exchange (secondary distant central) side, up to Tertiary Toll Exchange (tertiary distant central) side;

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24.

“Regional Division” (“DIVRE”) is the JASTEL TELKOM management unit in the area which controls the JARTAP starting from Bordering Terminal Box (KTB) up to Primary Toll Exchange (primary distant central);

25.	“Correction Factor” is a formula agreed for the adjustment of an Inter-connection financial calculation which data can’t be obtained in full from the call data record (CDR) or the other data sources;

26.	“IN Facility” is a set of telecommunication equipment which can provide IN (intelligent network)-based value added services, including but not limited to Premium Call, Vote Call services, etc

27.

“Inter-connection Important Facility (“FPI”) is a civil infrastructure and complimentary to a JARTEL where the access to such infrastructure is absolutely required for the implementation of inter-connection, and the Party who needs an inter-connection has no choice other than utilizing such infrastructure according to the agreed requirements;

28.

“Control File” is a file used in the inter-connection billing processing, which contains standardized data parameters functioned as the valid and correct reference data as the standard for tariff implementation.

29.	“Force Majeure” is any incident or event which is beyond the control of Either Party, including but not limited to

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the following incidents: fire, explosion, flood, earth-quake, other natural disasters, strike, riot, social unrest, government restrictions, acts of hostility by the government or enemy or war;

30.

Fraud” is a fraudulent act, or a manipulation in the implementation of Agreement, which is deliberately committed by a Party to another and/or a third Party with the purpose of avoiding costs and/or obtaining a benefit;

31.

“FTP” or “National FTP” (National Fundamental Technical Plan) is a document containing the telecommunication technical regulations as contained in the Minister of Communication’s Decree No. 4 of 2001 regarding the National Technical Fundamental Plan of 2000 (Fundamental Technical Plan National 2000) in the Development of National Telecommunication, and its amendment from time to time;

32.	“Inter-connection” is the connectivity between the networks of different network Operators;

33.	“Network” is a group of cross-connected nodes and paths of signals to connect the input and/or output sets to a telecommunication system;

34.	“Mobile Satellite Network” (or “JARBER Satellite”) is a mobile network which is operated to serve a mobile (moving) telecommunication service by satellite technology;

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35.	“Cellular Mobile Network” (or “JARBER Cellular”) is a mobile network which is operated to serve a mobile (moving) telecommunication service by cellular terrestrial (on the earth’s surface) technology;

36.

“Telecommunication Network” (or “JARTEL”) is a series of telecommunication equipment and its peripheral which are used in the context of telecommunicating. To the extent of being operated by the Parties, including in the scope of JARTEL term are JARTAP, JARBERSEL, JARBERSAT and any dependent Facilities of JARTEL such as IN, and signaling system Facility;

37.	“International Fixed Network” (or “International JARTAP”) is a fixed network which is operated to connect the domestic network and international network;

38.

“Domestic Fixed Network” (or “Domestic JARTAP”) is a fixed network which is operated within the Indonesian Territory, by using wire-line access and/or fixed wireless access with limited mobility, which constitutes an integral and inseparable part of the Local Fixed Network and Distant Fixed Network;

39.	“Distant Fixed Network” (or “Long Distance JARTAP”) is a fixed network which is operated for inter-networks connection, particularly the Local fixed network, and mobile network as well;

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40.	“Local Fixed Network” (or “Local JARTAP”) is a fixed network which is operated within a certain territorial coverage, by using wire-line access and/or fixed wireless access with limited mobility;

41.	“Fixed Network” (or “JARTAP”) is the Local Fixed Network (JARTAPLOK), Distant Fixed Network (JARTPJJ) and International Fixed Network (JARTAPIN);

42.	“Cellular Mobile Service” (or “Cellular JASBER”) is a cellular mobile telecommunication service to fulfill the telecommunicating needs by using cellular mobile network;

43.	“IN Services (“Advanced Service of Basic Telephony”) or “Intelligent Network Service” is the value added telecommunication services which utilize the IN (intelligent network) facility;

44.

“Value Added Services” or “Derivative Services” is the additional telecommunication services from JASPONDAS including among others, telephony services through (IN, Intelligent Network), facility, calling card service, services by utilizing interactive voice response technology and call radio service for public. These services are dependent to or inseparable from JASPONDAS, both those using separate Access numbers (e.g. Calling Card 120XX, call center 147 service, or Call Center 140XX service, etc) and those not using Separate Access Numbers;

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45.

“SMS Service” or “Short Message Service” is a data telecommunication service by delivering short messages in the form of numbers, letters or texts through fixed telephony terminal set, cellular, or other terminal sets;

46.	“International Direct Access Telecommunication Service” (or “JASTEL SLI”) is a telecommunication service to fulfill international telecommunicating needs by using JARTAPIN;

47.	“Distant Direct Access Telecommunication Service” (or “JASTEL SUP) is a telecommunication service to fulfill domestic telecommunicating needs by using JARTAPJJ;

48.	“Telecommunication Service” (or “JASTEL”) is a telecommunication service to fulfill telecommunicating needs by using a telecommunication network;

49.

“Local Basic Telephony Service” (or “JASPONDASLOK”) is a telephony service using circuit switched technology, namely telephone, facsimile or telex, within the coverage of local service area JARTAPLOK or JARBERSEL;

50.

“International Direct Access Basic Telephony Service” (or “JASPONDAS SLI”) is a telephony service using circuit switched technology, namely telephone, facsimile or telex, within the coverage of international service area which is operated by JARTAPIN operator;

51.	“Distant Direct Access Basic Telephony Service” (or “JASPONDAS SLJJ”) is a telephony service using circuit

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switched technology, namely telephone, facsimile or telex within the coverage of distant domestic service area which is operated by JARTAPJJ operator;

52.	“Basic Telephony Services” (or “JASPONDAS”) is a telephony service using circuit switched technology, namely telephone, facsimile or telex;

53.

“Inter-connection Capacity” is an integrated series which consist of the Trunk Circuit at each Party’s JARTEL, Inter-connection Link, Port E of each Party’s Gateway, including interface equipment required, as well as the FPI that must be supplied by the Party who provides the Inter-connection Point;

54.	“Inter-connection Obligation” is the financial obligation that must be paid by either Party to another with regard to an Inter-connection Call.

55.	“SLI Access Code” is a combination of or a series of certain numbers which characterize a certain SLI service operator who is different from the other SLI operators;

56.	“Access Code” is a combination of or a series of certain numbers which characterize a certain JASTEL operator who is different from the other JASTEL operators of similar type;

57.

“Area Code” or “JARTAPLOK Area Code” is a series of certain numbers functioning as an identity for a JARTAPLOK numbering area within a certain geographical territory which distinguishes it from the other geographical territories;

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58.	“Inter-connection Link” is a transmission network and its peripheral which is used for the purpose of delivering inter-connection traffic between the Gateways belonging to different operators;

59.	“Minister” is the Minister whose scope and responsibility include telecommunication sector;

60.	“PARTNER” is the Telecommunication Network Operator being inter-connected with TELKOM under this Agreement;

61.

“Mobile Switching Center” (“MSC”) is the JASBERSEL service Main Center and also functions as JARBERSEL’s Gateway which is a gate to JARBERSEL and is directly connected to the gateways of other JARTEL Operators through an Inter-connection Point;

62.	“Customer Number” is a number which becomes a Customer’s identity in a JARTEL within a numbering area coverage or service area;

63.

“Financial Calculation Note” (“NPK”) is a list made periodically according to a fiscal month which contains the calculation of each Party’s rights and obligations arising from an Inter-connection Call or a Customer’s JASTEL billing by either Party to another (depending to its context). To distinguish, each is called “NPK Interconnection” and “JASTEL Invoicing NPK” respectively;

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64.

“Numbering” is a number allocating system for each service area of a JASTEL operator in order to make it easy for all parties in doing an identification on the calling process up to the charging process;

65.

“Originating” is a routing process on an Inter-connection Call at a segment unit of JARTEL where such call comes from (before being switched to transit JARTEL, or the call destination JARTEL). “Originating Side” is the JARTEL segment where the call comes from (before being switched to transit JARTEL, or the call destination JARTEL);

66.

“Inter-connection Call” is a telecommunication connection between a telecommunication service User on one side and the other party’s Customer which is channeled/delivered through the Inter-connection Point, either in the form of JASTEL (non-IP) inter-connection call, IN service connection, SMS, or the other value added services;

67.

“Customer” is an individual, legal entity, Government instance, who uses JARTEL and/or JASTEL based on a written contract/agreement (for post-paid) or without any contract (for pre-paid), or in other words, having a certain access network (telephone number);

68.	“Inter-connection Service” is a service provided by a network to another, which enables the flow of telecommunication traffic from a network to another;

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69.	“User” is an individual, legal entity, Government instance, who uses JARTEL and/or JASTEL without any contract and having no access network number (telephone number);

70.	“User” is both customer and user;

71.	“Operator” is the name for a JARTEL and/or JASTEL operator;

72.

“Inter-connection Financial Calculation” is the calculation that raises from an Inter-connection Call or the usage of network which constitutes either Party’s right and becomes the other party’s obligation;

73.	“Financial Calculation of Customer’s JASTEL Billing” is the calculation that raises from the result of JASTEL Billing by either Party to another;

74.

“Agreement” is the JARTEL/JASTEL Inter-connection Cooperation Agreement between TELKOM and PARTNER entered and signed by the Parties or their legal representatives, which regulates in detail, but not limited to, the technical aspect, operational aspect and business aspect of a network operating field and or telecommunication service operated by each party in such a way that the aforementioned cooperation on network operations and or telecommunication service can be implemented;

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75.

“Requirements on Financial Guarantee” is a (financial) instrument which shall possibly be requested by TELKOM to get a confidence that THE PARTNER will be able to fulfill its financial obligation in respect of the access provision. An example of such financial guarantee are among others bank guarantee and personal guarantee from the company CEO;

76.	“Third Party” or “Other Operators” is the JARTEL and or JASTEL Operators other than both parties (other than TELKOM and PARTNER) who are inter-connected with either or both parties;

77.	“JARBERSEL Prefix” or “JARBERSEL Access Code” is a combination of or a series of certain numbers which characterize a certain JARBERSEL operator who is different from the other JARBERSEL operators;

78.

“Prefix” is an indicator consisting of one digit or more which enables the selection of various types of number format (local, national, international), network selection, or service selection. Prefix is not part of a number and no need to be forwarded to the inter-networks threshold or to international network’s threshold, if in the inter-connection pattern it has been applied an originating cost, termination cost and/or transit cost. However, for the purpose of an inter-connection which still uses revenue sharing pattern, prefix needs to be forwarded up to the inter-networks threshold or to international network’s threshold;

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79.	“Rating” is a process for determining the billing value of an inter-connection Call based on the Inter-connection Cost as stipulated in the Minister’s Decree and/or the Parties’ agreement;

80.	“Re-dimension” is a change in the number of inter-connection circuits which may take the form of addition or reduction;

81.

“Traffic Refill” is a method which is used to transit an inter-connection call from a network through a medium network or receiving a transit call from another network with the intention of reducing inter-connection charge or getting a lower inter-connection tariff or to avoid a higher inter-connection tariff;

82.

“Regulator” is the Indonesian Telecommunication regulation agency which was established under the Minister of Communication’s Decree Number: 31 of 2003, as amended from time to time based on the applicable regulations;

83.

“Reconciliation” is a matching and researching process to a settlement which constitutes a renewal on the Parties’ data based on the call data or other Inter-connection data held in certain period of time;

84.	“Billing Retail” is the collection billing on a call traffic usage which is invoiced to a Customer or User;

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85.	“Routing” is a process for determining and using a route based on a certain rule, to deliver a message or to build a connection;

86.	“Supporting Facilities” is the facilities and infrastructure which include, but not limited to, access, space, duct, tower, power distribution, and cable line;

87.

“Gate Center” (or “SG” or “Gate Mobile Switching Service Center” or “GMSC”) is a center within a network which constitutes a gate into another network, and is directly connected to the centre (gate) of other networks through an Inter-connection Point. For the purpose of this Agreement, SG may take the form of a local telephone center, distant center (Trunk), international gate center, or other equipment which has the function of Gate center, the determination of which is fully conducted by the concerned JARTEL operator by paying attention to efficiency and the applicable National FTP;

88.	“Local Center” is a telephone center which is equipped with facilities, capabilities and interface which fit to serve Customers;

89.

“Settlement” is a result of an Inter-connection billing collection process in the form of an admittance to inter-connection right in a fiscal month period and is an obligation to be settled by either Party to another;

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90.	“Signaling Transfer Point Regional” (“STP-R”) is part of a JARTEL Signaling System network within a certain regional coverage;

91.	“Signaling Data Link” (“SDL”) is a 64 kbps channel which is used as the signaling channel in Signaling CCS#7 process;

92.	“Signaling Transfer End Point” (“STEP”) is a signaling point (SP) which, beside of its function as message signaling CCS#7 transferor, also functions as the signaling end-point;

93.	“Signaling Transfer Point” (“STP”) is part of a JARTEL Signaling System network within national coverage;

94.	“Signaling” is a informative exchange needed for building, supervising and dismissing connection through a network;

95.	“SMSC” or “Short Message Service Center” is a series of equipment which constitutes the center for SMS facility service;

96.

“SOKI” (abbreviation of “inter-connection wiring automation system”) is an Inter-connection traffic clearance application system which was built together by the JARTEL operators in Indonesia and is used as the reference for the Parties in calculating the inter-connection rights and obligations;

97.	“TELKOM Carrier Interconnection Service Center” (or “TELKOM CISC” or “CIS division”) is a TELKOM working

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unit which has obtained an authorization from TELKOM board of the Directors to organize and implement the cooperation between telecommunication network and or telecommunication service operators who have a Telecommunication Network and or Telecommunication Services;

98.	“TELKOM” is limited liability company (Persero) PT. TELEKOMUNIKASI INDONESIA, Tbk, the party being inter-connected with PARTNER;

99.

“Termination” is a process of forwarding/routing an Interconnection Call at a JARTEL segment unit which is connected to the call destination number (after originating JARTEL with/or without having through a transit JARTEL). “Termination Side” is a unit of JARTEL segment which is connected to the call destination number (after originating JARTEL with/or without having through a transit JARTEL).

100.	“Service Level” is a value/level of quality which is mutually agreed in connection to the relationship of supplier and user in the telecommunication service operating process;

101.	“Interconnection Point” (or “PoI”, Point of Interconnection) is a point where there occurs an interconnection which is also limiting point of authority and responsibility of provision, management and

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maintenance of each telecommunication network. “Originating Interconnection Point” or PoI originating” is the interconnection point on Originating side. “Termination Interconnection Point” or PoI Termination” is the Interconnection Point on Termination side;

102.	“Point of Charging or (PoC) is a point which is used as the benchmark to determine the distance of call in the cost calculation of both an Interconnection Call and Internal Call (non-interconnection);

103.	“Base Traffic” is the size of traffic used to make a long term planning which size is the average traffic load in 30 most busy days in 1 (one) year.

104.

“Transit” is the process of forwarding/routing an Interconnection call at a JARTEL in a network segment/element between 2 (two) JARTELS of different Operators, where such segment/element is needed after the Originating process and/or before Termination process;

105.	“TELKOM Working Unit” is CIS division, DIVLD, DIVRE and other related Working Units;

For the terms not contained in this Supporting Document E yet (on “Definition and interpretation”), the determination of such definitions are governed based on the Parties’ agreement and spelled-out in the Interconnection Agreement.

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Reference:

To keep avoiding any conflict, any indication in the Agreement for:

(a)	The words referring a single meaning will also include the meaning of such words in its plural, so will the vise versa, depending on the context;

(b)	“Article”, “Part” or “Section” is a reference to Article, Part or Section of the Agreement;

(c)

“The Statutes of the Republic of Indonesia” will also include all laws, decrees, statements, ordinances, articles of associations, regulations, law codes and instruction who have legal force which prevail in the Republic of Indonesia, including but not limited to, those issued or enacted by the government or the officials of national, regional or district governments.

I, Rahmi Yunari Ali, SS, an authorized and sworn translator, by virtue of Decision of Governor of DKI Jakarta No. 2238/2004, do hereby declare that on this day Monday, April 21, 2008, I make the translation of this document in accordance with the Indonesian version thereof.

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LIST OF INTERCONNECTION AND TARIFF SERVICE

This document contains the list of Interconnection service offered by TELKOM to INDOSAT FIXED NETWORK and equipped with its explanations. Basically the interconnection service offered by TELKOM is divided into 2 (two) bid groups namely:

1.	Traffic sensitive interconnection service.

2.	Non traffic sensitive interconnection service.

The traffic-based interconnection service is prepared and divided into 4 (four) modules namely:

1.	Module 1: Basic Telephony Interconnection and Feature Service.

2.	Module 2: Additional Service.

3.	Module 3: Advance Telephony Service.

4.	Module 4: Administrator Selection Service.

5.	Module 5: TELKOM Service Access Service.

Meanwhile the non traffic interconnection service is prepared in 1 (one) module namely miscellaneous service.

The interconnection cost arising from the traffic-based interconnection service and contained in this DPI is the call by call based interconnection cost. It is calculated based on the provision of Articles 13 and 14 paragraph (1) of REGULATION OF MINISTER No. 8 of 2006 regarding Interconnection.

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Besides, Article 14 paragraphs (2) through (4) of REGULATION OF MINISTER No. 8 of 2006 also opens the possibility on the adjustment to the interconnection cost based on the economic value where such value is determined based on the capacity and traffic quantity/volume already committed.

Based on this, TELKOM develops and provides 3 (three) Interconnection business scheme options namely:

1.	Standard Interconnection business scheme

This business scheme uses the Interconnection Cost calculation pattern based on call by call basis method without considering the economic value. The interconnection cost for this scheme is calculated based on the call duration multiplied with the interconnection tariff per minute.

2.	Volume Commitment Interconnection business scheme

This business scheme uses wholesale-based calculation where the amount of interconnection traffic volume agreed between the Access Searcher and TELKOM. This Interconnection business scheme option is caustic in nature and varied depending on the need and economic value of the respective type of service owned/provided by the Access Searcher and TELKOM on reciprocal basis.

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3.	Packaged Interconnection business scheme

This business scheme is the combination package between the Interconnection capacity use and other services with or without the volume commitment. This business scheme option applies the calculation pattern of interconnection cost packaged with other service costs, for example the package between the Interconnection Cost and leased circuit cost, both on barter or progressive discount basis.

As in volume commitment pattern, this interconnection business scheme pattern is caustic and varied depending on the need and calculation of economic value of the respective type of service owned/provided by the Access Searcher and TELKOM on reciprocal basis.

TELKOM SERVICE FOR BASIC TELEPHONY INTERCONNECTION AND FEATURE

1.	Termination Service

a.	Local Termination

It is the termination of interconnection call from INDOSAT Domestic FIXED NETWORK to TELKOM Domestic FIXED NETWORK where PoI is in the same area as the destination charging point in TELKOM Domestic FIXED NETWORK.

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Type of Local Termination service offered is as follows:

Table 1. Local Termination Service

ID	Local Termination Service	Tariff (Rp/mnt)	Accounting Method
TLO2a	From INDOSAT Domestic FIXED NETWORK (Local Call) to TELKOM Domestic FIXED NETWORK	73	Direct

TLO2b	From INDOSAT Domestic FIXED NETWORK (Local Distance Call) to TELKOM Domestic FIXED NETWORK	174	Direct

b.	Long Distance Termination

It is the termination of interconnection call from INDOSAT Domestic FIXED NETWORK to TELKOM Domestic FIXED NETWORK where PoI is in the area different from the destination charging point in TELKOM Domestic FIXED NETWORK.

Type of Long Distance Termination service offered is as follows:

Table 2. Local Termination Service

ID	Local Distance Termination Service	Tariff (Rp/mnt)	Accounting Method
TJO2	From INDOSAT Domestic FIXED NETWORK to TELKOM Domestic FIXED NETWORK	569	Direct

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c.	Domestic Termination

It is the termination of interconnection call from INDOSAT International FIXED NETWORK to TELKOM Domestic FIXED NETWORK where the destination charging point is in the area different from and the same as PoI of TELKOM Domestic FIXED NETWORK.

Type of Domestic Termination service offered is as follows:

Table 3. Domestic Termination Service

ID	Domestic Termination Service	Tariff (Rp/mnt)	Accounting Method
TD01	From INDOSAT International FIXED NETWORK to TELKOM Domestic FIXED NETWORK	549	Direct

2.	Transit Service

Transit Service offered comprises:

a.	Cascade Local Transit

It is the providing of network or network element to channel the inter Access Searcher

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Interconnection Call using TELKOM Domestic FIXED NETWORK where the origin PoI is within the same area as the destination PoI.

Type of Cascade Local Transit service offered is as follows:

Table 4. Cascade Local Transit Service

ID	Cascade Local Transit Service	Tariff (Rp/mnt)	Right
RLCO5a	From INDOSAT Domestic FIXED NETWORK to Access Searcher Local FIXED NETWORK (Local Call)	165	Telkom + termination

RLCO5b	From INDOSAT Domestic FIXED NETWORK to Access Searcher Local FIXED NETWORK (Local Distance Call)	266	Telkom + termination

RLCO6a	From INDOSAT Domestic FIXED NETWORK to Access Searcher Cellular JARBER (local term)	453	Telkom + termination

RLCO6b	From INDOSAT Domestic FIXED NETWORK to Access Searcher Cellular JARBER (Long Distance term)	563	Telkom + termination

RLCO7	From INDOSAT Domestic FIXED NETWORK to Access Searcher Satellite JARBER	2592	Telkom + termination

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The amount of termination cost is stipulated by the access searcher terminating the traffic.

b.	Cascade Long Distance Transit

It is the providing of network or network element to channel the inter Access Searcher Interconnection Call using TELKOM Domestic FIXED NETWORK where the origin PoI is within the area different from the destination PoI.

Type of Cascade Long Distance Transit service offered is as follows:

Table 5. Cascade Long Distance Transit Service

ID	Cascade Long Distance Transit Service	Tariff (Rp/mnt)	Right
RJCO5	From INDOSAT Domestic FIXED NETWORK to Access Searcher Local FIXED NETWORK	510	Telkom + termination

RJCO6a	From INDOSAT Domestic FIXED NETWORK to Access Searcher Cellular JARBER (Local Termination)	697	Telkom + termination

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RJCO6b	From INDOSAT Domestic FIXED NETWORK to Access Searcher Cellular JARBER (Long Distance Termination)	807	Telkom + termination

RJCO7	From INDOSAT Domestic FIXED NETWORK to Access Searcher Satellite JARBER	2836	Telkom + termination

The amount of termination cost is stipulated by the access searcher terminating the traffic.

c.	Direct International Transit

International Transit is the providing of network or network element to channel the inter Access Searcher Interconnection Call using TELKOM Domestic FIXED NETWORK.

Type of Direct International Transit service offered is as follows:

Table 6. Direct International Transit Service

ID	Domestic Termination Service	Tariff (Rp/mnt)	Accounting Method
RID01	From Access Searcher Local to INDOSAT International FIXED NETWORK	355	Direct

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RID02	From INDOSAT International FIXED NETWORK to Access Searcher local FIXED NETWORK	355	Direct

RID03	From Access Searcher Cellular JARBER to INDOSAT International FIXED NETWORK	355	Direct

RID04	From INDOSAT International FIXED NETWORK to Access Searcher local Cellular JARBER	355	Direct

RID05	From Access Searcher Satellite JARBER to INDOSAT International FIXED NETWORK	355	Direct

RID06	From INDOSAT International FIXED NETWORK to Access Searcher Satellite JARBER	355	Direct

3.	Originating Service

Originating service offered by TELKOM is only the generating of call from TELKOM Domestic FIXED NETWORK using SLI Access Code of INDOSAT International FIXED NETWORK where the original charging point is in the area coverage suitable to the geographic coverage of the respective SGI of INDOSAT International FIXED NETWORK.

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Table 8. Originating Service

ID	International Originating Service	Tariff (Rp/mnt)	Accounting Method
OIO1	From TELKOM Domestic FIXED NETWORK to INDOSAT International FIXED NETWORK (Local Originating Segment)	549	Direct

OIO2	From TELKOM Domestic FIXED NETWORK to INDOSAT International FIXED NETWORK (Long Distance Originating Segment)	549	Direct

The tariff contained in both tables above is just the network cost. Besides the network cost, INDOSAT is also charged with the billing process, invoicing and revenue acceptance costs, namely:

a.	Billing process cost: Rp 82/record; and

b.	Invoicing cost : 1% of bill already collected successfully.

4.	Feature Service

a.	Call Forwarding

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TELKOM and Access Searcher can implement the Call Forwarding feature service to the respective User to the User of other party. In this matter, Call Forwarding is applied as 2 (two) separate calls.

The recording and charging of Interconnection Cost of 2 (two) calls are as follows:

1)	First Call

The calling number (A) is the original calling number while the called number (B) is the destination number selected by the caller. The interconnection cost charging of the first call is in accordance with the type of call from A to B.

2)	Second Call

The calling number (B) is the number selected by the original caller (A), while the called number is the number selected by the destination number activating the Call Forwarding feature (C). The interconnection cost charging of the second call is in accordance with the type of call from B to C.

The identity of the caller received by the number selected by the destination number activating Call Forwarding (C) is the identity of the original calling number (A).

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b.	Three Party

TELKOM and Access Searcher can implement the Three Party feature service to the respective User to the User of other party. In this matter, Three Party feature is applied as 2 (two) separate calls.

The recording and charging of Interconnection Cost of 2 (two) calls are as follows:

1)	First Call

The calling number (A) is the original calling number while the called number (B1) is the destination number selected by the original caller. The interconnection cost charging of the first call is in accordance with the type of call from A to B1.

2)	Second and subsequent Call

The calling number (B2) is the number selected by the original caller (A) in point b.1. The interconnection cost charging of the second call is in accordance with the type of call from A to B2.

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c.	Directory Access

TELKOM provides Directory Access service using 108 access number.

The method to call Directory Access Service by the User is by accessing directly to 108 from Local FIXED NETWORK User with local call type, or using area code and access code (OABC + 108) for the call from JARBER User or Long Distance call to Directory Access service in accordance with the intended territory.

The interconnection cost of the Directory Access service is calculated in accordance with the call scenario type by taking into account PoI location and charging area where the Directory Access service is, besides, Directory Service Cost Rp 500/call will also be imposed.

Table 9. Directory Access Service

Number	International Originating Service	Tariff (Rp/mnt)	Accounting Method
108	TELKOM Customer Number Information	Basic Telephony Interconnection Ssi Tariff + Rp 500/Call	Direct

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d.	Emergency Service

Emergency Service (11X) is the service used to access the authority handing the emergency matters, such as police, ambulance, fire fighting office and so forth.

It is the unpayable service for the User but INDOSAT FIXED NETWORK is charged with the infrastructure use cost in providing the emergency service consisting of the emergency service facility use cost and network element occupancy. The business scheme is the inter operator mutual agreement.

The emergency service that can be accessed through TELKOM FIXED NETWORK is

Table 10. Emergency Service

Number	International Originating Service	Tariff (Rp/mnt)	Accounting Method
110	Police	Basic Telephony Interconnection Ssi Tariff	Direct

112	Emergency call specially for mobile network user	Basic Telephony Interconnection Ssi Tariff	Direct

113	Fire Extinguisher	Basic Telephony Interconnection Ssi Tariff	Direct

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115	SAR	Basic Telephony Interconnection Ssi Tariff	Direct

117	TELKOM JARTEL disturbance complaint	Basic Telephony Interconnection Ssi Tariff	Direct

118	Ambulance	Basic Telephony Interconnection Ssi Tariff	Direct

Call to Emergency Service is made by directly accessing (11X) in the case of call from Local FIXED NETWORK User or using area code and access code (0ABC+11X) in case it is from JARBER user.

e.	Special Service

It is the service access used to access the telecommunication service for easier or smooth service to the public, for example information providing.

INDOSAT FIXED NETWORK is charged with infrastructure use cost in providing the special service consisting of costs of using the special service facility and network element occupancy.

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The business scheme is the inter operator mutual agreement.

Types of Special Service provided by TELKOM are:

Table 11. Special Service

Number	International Originating Service	Tariff (Rp/mnt)	Accounting Method
103	TELKOM Time Information	Basic Telephony Interconnection Ssi Tariff	Direct

107	International operator assistance	Basic Telephony Interconnection Ssi Tariff	Direct

109	TELKOM Customer Telephone Billing Information	Basic Telephony Interconnection Ssi Tariff	Direct

Call to Special Service for 10X is made by directly accessing for the call from Local FIXED NETWORK User with local call type, or using area code and access code (0ABC+10X) for the call from JARBER user or Long Distance call to Special Service.

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A.	ADDITIONAL SERVICE

Additional service is the Short Message Service (SMS) being the short message service delivery among the telecommunication user. SMS terminating cost is Rp 38 per SMS.

So long TELKOM and INDOSAT are not ready to make record and process of SMS recording data, SMS service is not charged with Interconnection Cost. All revenues received by the Access Searchers sending SMS will be fully the right of the relevant Access Searcher.

B.	ADVANCE BASIC TELEPHONY SERVICE

As the administrator of FIXED NETWORK as well as Basic Telephony Service Administrator TELKOM has the Advance Basic Telephony Service that can be called by the users of Access Searcher JARTEL. The technical, operational and business criteria for INDOSAT FIXED NETWORK to make the call of TELKOM’s Basic Telephony Advanced Service is as follows:

1.	The said service access traffic is channeled by Near End routing through the nearest TELKOM Gate Central.

2.	It can be accessed by all users of INDOSAT FIXED NETWORK.

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3.	Interconnection tariff is applied equally both for users of INDOSAT FIXED NETWORK JARTEL with Post Paid and Prepaid payment system.

4.	In case of arrear of payment from the User of INDOSAT FIXED NETWORK for the Basic Telephony Advance Service call, it will become the responsibility of the Access Searchers.

The Basic Telephony Advance Services provided by TELKOM are:

1.	TELKOM Free (0800 1 X1 – X6)

It is the IN-based basic telephony service charging all call costs to the TELKOM Free Subscribers being called.

It uses access code 0800 1 X1 – X6.

The call is made by direct access to 0800 1 X1 – X6.

INDOSAT FIXED NETWORK will route TELKOM Free call through the nearest TELKOM PoI.

Original INDOSAT FIXED NETWORK call will not collect the TELKOM Free call cost to the User so that there will be no billing and collection process cost, but INDOSAT FIXED NETWORK is entitled to Interconnection Cost from TELKOM for that call.

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2.	TELKOM Split Charging (0804 1 X1 – X6)

It is the IN-based basic telephony service charging part of call costs to the caller and some other part to TELKOM Split Charging Subscribers being called.

It uses access code 0804 1 X1 – X6.

The call is made by direct access to 0804 1 X1 – X6.

INDOSAT FIXED NETWORK will route TELKOM Split Charging call through the nearest TELKOM PoI.

Original INDOSAT FIXED NETWORK call is entitled to collect the TELKOM Split Charging call cost to the User maximum to the amount as stipulated by TEKOM. Amount of interconnection tariff being the right of TELKOM is equally applied to all calls to access number of TELKOM Split Charging.

3.	TELKOM Vote (0806 1 X1 – X6)

It is the IN-based basic telephony service charging the certain call as per call to TELKOM Vote caller.

It uses access code 0806 1 X1 – X6.

The call is made by direct access to 0806 1 X1 – X6.

INDOSAT FIXED NETWORK will route TELKOM Vote call through the nearest TELKOM PoI.

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Original INDOSAT FIXED NETWORK call is entitled to collect the TELKOM Vote call cost to the User maximum to the amount as stipulated by TEKOM. Amount of interconnection tariff being the right of TELKOM and Information Cost or Added Value Service Cost are equally applied to all calls to access number of TELKOM Vote.

4.	TELKOM Uni (0807 1 X1 – X6)

It is the IN-based basic telephony service charging the call by the local tariff and the remaining is charged to TELKOM Vote Subscribers being called.

It uses access code 0807 1 X1 – X6.

The call is made by direct access to 0807 1 X1 – X6.

INDOSAT FIXED NETWORK will route TELKOM Uni call through the nearest TELKOM PoI.

Original INDOSAT FIXED NETWORK call is entitled to collect the TELKOM Uni call cost to the User maximum to the amount as stipulated by TEKOM. Amount of interconnection tariff being the right of TELKOM is equally applied to all calls to access number of TELKOM Uni.

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5.	TELKOM Premium (0809 1 X1 – X6)

It is the IN-based basic telephony service giving the information or added value service for the community provided by the Premium Call service administrator and charging the call to the caller by Access Cost and Information Cost or Added Value Service Cost.

It uses access code 0809 1 X1 – X6.

The call is made by direct access to 0809 1 X1 – X6.

INDOSAT FIXED NETWORK will route TELKOM Premium call through the nearest TELKOM PoI.

Original INDOSAT FIXED NETWORK call is entitled to collect the TELKOM Premium call cost to the User maximum to the amount as stipulated by TEKOM. Amount of interconnection tariff being the right of TELKOM and Information Cost or Added Value Service Cost are equally applied to all calls to access number of TELKOM Premium.

6.	Call Center Service Access (140XXx) and (500XXX)

It is the basic telephony service access to the special number owned by the administrator of Call Center Service (140xx) connected with TELKOM FIXED NETWORK.

It uses access code 140XX.

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The call is made by direct access to 140XX without using area code.

INDOSAT FIXED NETWORK will route Call Center Service (140XX) through the nearest TELKOM PoI.

The amount of interconnection tariff being the right of TELKOM is equally applied to Call Center Service Access while (OABC) 500XYZ is in accordance with the basic interconnection tariff.

The tariff of Basic Telephony Advanced Service provided by TELKOM is as contained in the following table:

Table 12. Basic Telephony Continuation Service Tariff

No	Basic Telephony Continuation Service	Tariff (Rp/mnt)			Accounting Method
		Retail Caller	INDOSAT Right	TELKOM Right
1	TELKOMFree (0800-I-X1...X6)	Rp 0	JARBER Rp 360 FIXED NETWORK Rp 73	Retail	Direct

2	TELKOMSplit Charging (0804-I-X1...X6)	Max Rp 1100	Rp 750	Rp 350	Direct

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3	TELKOMVote (0806-I-X1...X6)*	Max Rp 1200	Rp 630	Rp 570	Direct

4	TELKOMUni (0807-I-X1...X6)	Max Rp 750	Rp 550	Rp 200	Direct

5	TELKOMPremium (0809-I-X1...X6)	Max Rp 3800	Rp 1,700	Rp 2.100	Direct

6	TELKOM Call Center (140XX)	not regulated		Rp 200	Direct

C.	MODULE 5: TELKOM ACCESS SERVICE

TELKOM access service provided is SLI 007 Service Access. Besides as the administrator of International FIXED NETWORK with SLI 007 Access Code, TELKOM also acts as the Administrator of international connection Basic Telephony Service. As the Basic Telephony Service Administrator, TELKOM is entitled to determine the collection tariff amount and is obliged to perform the service functions such as billing processing, invoicing, payment acceptance as well as bearing the arrear risk.

SLI 007 Access Service offered by TELKOM is the interconnection cooperation with the Interconnection tariff as contained in Access Searcher DPI. Besides interconnection, the cooperation can be extended to the cooperation in pre-selection of Administering SLI 007 Service Access and service functions in administering SLI 007 Service Access performed based on the business agreement with the Access Searcher.

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SUPPORTING DOCUMENT C

LIST OF INTERCONNECTION SERVICES

A.	INDOSAT’s Interconnection Services

1.	General Terms

1.1.	INDOSAT can only provide commercial interconnection services if all of technical aspect, administrative aspect, and financial aspect have met the requirements as contained in DPI INDOSAT.

1.2.	INDOSAT’S Interconnection Services consist of Termination Interconnection Service, Originating Interconnection Service and Transit Interconnection Service.

1.3.	The terms of INDOSAT’S Interconnection service provision refer to the List of Interconnection Service and the Planning and Operation contained in DPI INDOSAT

2.	Termination Service

2.1.	INDOSAT Termination Service to TELKOM so that TELKOM can make a termination of call to INDOSAT Network.

2.2.	Termination service to INDOSAT network consists of:

a.	Termination to INDOSAT’s local fixed network;

b.	Termination of SMS Cellular Mobile Network and/ or Local Fixed Network of INDOSAT.

2.3.	List of INDOSAT Termination service provided to TELKOM is as follows:

a.	Termination to INDOSAT Local Fixed Network

Ref	Description of Termination Service	Tariff
TE23	Local Termination from TELKOM FIXED NETWORK to INDOSAT Local FIXED NETWORK	Rp.73/minute

TE24	Long Distance Termination from TELKOM FIXED NETWORK to INDOSAT Local FIXED NETWORK	Rp.569/minute

TE26	Termination from TELKOM as SLI Service Administrator to INDOSAT Local FIXED NETWORK	Rp.549/minute

TE27X	Local Termination from TELKOM as Long Distance Service Administrator to INDOSAT Local FIXED NETWORK	Rp.174/minute

TE28X	Long Distance Termination from TELKOM as Long Distance Service Administrator to INDOSAT Local FIXED NETWORK	Rp.569/minute

	Local Termination from PARTNER Local FIXED NETWORK transit via Telkom (local call)	Rp.73/minute

	Local Termination from PARTNER Local FIXED NETWORK transit via Telkom (long distance call)	Rp.174/minute

	Local Termination from PARTNER Jarber transit via Telkom	Rp.152/minute

	Domestic Termination from PARTNER Satellite Jarber transit via Telkom	Rp.564/minute

b.	Termination of SMS Cellular Mobile Network and/ or Local Fixed Network of INDOSAT

Ref	Description of termination service	Tariff
TE31	Termination of SMS from TELKOM to INDOSAT’s cellular mobile network and/or local fixed network	Rp 38/message

Note: As long as TELKOM and INDOSAT are not ready yet to make recording and processing of SMS recording data, then the SMS service shall not be charged with interconnection cost. All revenues received by the access searchers of SMS senders will become the right of such access searchers in full

3.	Originating Service

3.1.

Originating Service is provided to the Operators of International Connection Fixed Network who have OOX access code and the Operators of Distant Direct Connection Fixed Network who have JJ 0 access code in their service operations.

3.2.	Billing retail process and collecting to INDOSAT’s Customers become the right and also obligation of TELKOM.

3.3.	In case that TELKOM wants that INDOSAT performs the retail billing process and collecting to customers, then INDOSAT will charge additional fee as follow:

a.	Billing process cost : Rp 82,- / record; and

b.	Collecting cost : 1% of the total amount collected.

3.4.	INDOSAT’s originating and network services are as follow:

Ref	Description of Originating service	Tariff
	Originating of SLI call from local fixed network of INDOSAT by using 00X access code belonging to TELKOM	Rp 549/ minute

I, Rahmi Yunari Ali, SS, an authorized and sworn translator, by virtue of Decision of Governor of DKI Jakarta No. 2238/2004, do hereby declare that on this day Monday, April 21, 2008, I make the translation of this document in accordance with the Indonesian version thereof.

D.	MODULE 6: MISCELLANEOUS SERVICE

Miscellaneous service is the service provided by TELKOM for smooth operational of Interconnection Service administration between the Access Searcher and TELKOM. Types and tariff of the said service are as follows:

1.	FPI and SARTEL Services

FPI service comprises the procurement of instrument collocation facility, space for instrument, telecommunication tower lease complete with power supply with AD/DC from PLN or Genset (not from UPS), air conditioning (AC) as well as grounding facility.

SARTEL service is in terms of subscriber circuit (SL) and IDR for Interconnection Link that should be the responsibility of the Access Searcher.

Service tariff for FPI and SARTEL is in accordance with prevailing Cooperation Agreement on Sartel and Sarpen Utilization.

2.	Billing Processing, Billing Statement Issue and or Collection Services

The billing processing service comprises the interconnection billing and or retail billing.

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Billing processing service is the call data processing (CDR) service and rating processing being the invoice data.

Billing Issue service is the issue of billing to the Subscribers based on the data provided by the Access Searcher with the format in accordance with the provision of TELKOM.

Collection service is the service receiving the payment for the invoice receipt.

In the event of procurement of the billing processing, billing issue and or collection services relating to the Interconnection Call with TELKOM JARTEL, this service providing can be contained and being an integral part of the Interconnection Agreement.

I, Rahmi Yunari Ali, SS, an authorized and sworn translator, by virtue of Decision of Governor of DKI Jakarta No. 2238/2004, do hereby declare that on this day Monday, April 21, 2008, I make the translation of this document in accordance with the Indonesian version thereof.

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